Exhibit 13


                              INVESTMENT AGREEMENT




   The Primary Trend Fund, Inc.
   First Financial Centre
   700 North Water Street
   Milwaukee, WI  53202

   Gentlemen:

             The undersigned hereby subscribes to 10,000 shares of the Common Stock, $.01 par value of The Primary Trend Fund, Inc., and agrees to pay to said corporation the sum of $100,000 in cash.

             It is understood that upon acceptance hereof by said corporation a certificate or certificates representing the shares subscribed for shall be issued to the undersigned and that said shares shall be deemed to be fully paid and nonassessable except for the statutory liability imposed by
   Section 180.40(6) of the Wisconsin Statutes.

             The undersigned agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

             Dated and effective as of this 26th day of August, 1986.

                                 ARNOLD INVESTMENT COUNSEL INCORPORATED

                                 By:    /s/  James R. Arnold
                                        James R. Arnold, President

                                 Attest: /s/  Lilli Gust
                                         Lilli Gust, Secretary

             The foregoing subscription is hereby accepted. Dated and effective as of this 26th day of August, 1986.

                                 THE PRIMARY TREND FUND, INC.


                                 By:    /s/  James R. Arnold, Sr.

                                     James R. Arnold, Sr.,
   [CORPORATE SEAL]                  President

                                 Attest:        /s/  Roger D. Stafford